Exhibit 99.1

TRIANGLE PETROLEUM ANNOUNCES ACQUISITION OF CORE WILLISTON BASIN PROPERTIES, FINANCIAL AND OPERATIONAL UPDATE, EQUITY INVESTMENT, UPDATE TO SENIOR CREDIT FACILITY AND COMMITMENT FOR 2ND-LIEN FACILITY

DENVER, Colorado, August 6, 2013 — Triangle Petroleum Corporation (“Triangle” or the “Company”) (NYSE MKT: TPLM) announced today that it has entered into definitive agreements to acquire core Williston Basin properties, updated second quarter (ending July 31, 2013) estimates, revised fiscal 2014 (ending January 31, 2014) budget and standalone operational guidance for Triangle USA Petroleum Corporation (“TUSA”), entered into a definitive agreement for an equity private placement with TIAA Oil and Gas Investments, LLC, an affiliate of Teachers Insurance and Annuity Association of America (“TIAA”), amended its existing senior credit facility and received a commitment from Wells Fargo Energy Capital, Inc. (“WFEC”) for a senior secured second-lien term loan facility.

Acquisitions of Williston Basin Properties

•                  Triangle signed definitive agreements to acquire approximately 9,350 net acres and 1,150 Boepd of estimated current net production (86% operated), including 7 - 9 operated Drilling Spacing Units (“DSUs”), all of which are contiguous to existing acreage in Triangle’s core area of operations in McKenzie County, North Dakota

•                  Acquired approximately 6,200 net acres of producing and undeveloped acres from a single seller (the “Primary Acquisition”)

•                  Acquired approximately 3,150 net acres of producing and undeveloped acres from multiple sellers (the “Other Bolt-On Acquisitions” and together with the Primary Acquisition, the “Aggregate Acquisitions”)

•                  Converted 445 net acres to operated acres through trades

•                  Increased Triangle’s total core lease holdings to approximately 45,000 net acres, current production to approximately 5,650 Boepd and proved reserves to approximately 22.9 MMBoe

•                  The Aggregate Acquisitions combined with successful down-spacing tests for Triangle and other operators increases inventory from 6 years to 8 - 12 years

•                  Properties are located adjacent to or within close proximity to the operations of Caliber Midstream Partners, L.P., our 30% owned joint venture (“Caliber”), which we expect will provide immediate synergies

•                  Aggregate consideration for the interests will be approximately $103.4 million in cash, 582 non-operated net acres traded plus 325,000 shares of Triangle common stock

•                  Acquisition and pro forma details in table below:

	Net Acreage		Percent Operated	Gross Operated Locations Base Case(3)	Gross Operated Locations Upside Case(3)	Estimated Current Production (Boepd)	Net Proved Reserves (MBoe)(4)
Triangle Core Area	35,210	(2)	56%	264	396	4,500	16,050
Aggregate Acquisitions(1)	9,354		86%	56 - 72	84 - 108	1,150	6,815
Pro Forma	44,564		64%	320 - 336	480 - 504	5,650	22,865

(1) Aggregate Acquisitions include Primary Acquisition and Other Bolt-On Acquisitions.

(2) Pro forma for acreage trade with the Primary Acquisition.

(3) Base case assumes 4 Bakken and 4 Three Forks wells per DSU. Upside case assumes 8 Bakken and 4 Three Forks wells per DSU, supported by recent 12 well density test by a major operator in southern Williams County.

(4) Triangle’s proved reserves based on internal estimates as of April 30, 2013. Aggregate Acquisitions based on internal estimates as of July 1, 2013; proved reserves were calculated using a price of $86.33/Bbl for oil, and $4.51/MMBtu for natural gas, which represent the unweighted average of the first-day-of-the-month prices for each of the twelve months ending June 30, 2013, the most recent twelve-month period prior to the anticipated July 1, 2013 effective date of the Primary Acquisition.

Q2 Fiscal 2014 Standalone Business Segment Operations and Financial Update

•                  TUSA average net sales volumes of 3,900 - 4,100 Boepd; exit rate of approximately 4,500 Boepd based on a 21-day average for the fiscal quarter ending July 31, 2013

•                  Drilled and completed 8 gross operated wells, 6.1 net operated wells

•                  RockPile Energy Services, LLC, our wholly owned subsidiary (“RockPile”), completed 18 wells during the quarter (10 of which were for third parties), versus 10 completions in Q1 fiscal 2014

Operations	Q1 FY2014A	Q2 FY2014E	% Change
TUSA Production (Boepd)	2,714	3,900 - 4,100	+47%
RockPile Completions(1)	10	18	+80%

*Production represents sales volumes

(1) For Q2 FY2014E, includes 8 Triangle wells and 10 third-party wells.

Revenue	Q1 FY2014A	Q2 FY2014E	% Change
TUSA	$21.1	$30 - $33	+49%
RockPile	$26.9	$43 - $47	+67%
Caliber(1)	$0.9	$1.01 - $1.13	+19%
Total(2)	$48.9	$74.0 - $81.1	+59%

*Dollars in U.S. millions

*Q1 FY2014A not pro forma for the acquired properties

(1) Revenue net to our interest.

(2) Total revenue does not reflect the elimination of revenues from intercompany transactions; see “Use of Segment Information” below.

Revised Fiscal 2014 Capital Expenditure Budget

•                  Triangle is increasing its fiscal 2014 capital expenditures budget to a range of $430 million to $465 million from the previously announced $245 million, primarily to support the Aggregate Acquisitions and increased operated and non-operated development programs

•                  The development program and production is increasing due to higher working interests in Triangle-operated wells

	FY2014E	FY2014E Revised Budget
Capital Expenses	Current	Low Case		High Case
TUSA Drilling Program(1)	$192	$285	—	$305
TUSA Land Spend	$6	110	—	120
TUSA Infrastructure(2)	$15	15	—	20
RockPile(3)	$20	20	—	20
Variance	$12	NA	—	NA
Total	$245	$430	—	$465

*Dollars in U.S. millions

(1) TUSA Drilling Program does not include the RockPile elimination that reduces capital expenditures at the TPC level.

(2) TUSA Infrastructure does not include TPC equity commitment to Caliber; since inception, TPC has contributed $21 million of the required $30 million to Caliber investment.

(3) Represents RockPile capex; since inception, TPC has contributed approximately $38 million to RockPile investment.

Revised Fiscal 2014 Production Guidance

•                  TUSA projected fiscal 2014 sold volumes of 1.75 - 2.00 MMBoe (+280% y/y) with an estimated fiscal 2014 exit rate of 7,000 to 8,000 Boepd

Production	Previous	Revised	% Change
FY2014 Exit Rate (Boepd)	5,000 - 5,500	7,000 - 8,000	+43%
FY2014 Cumulative (MMBoe)	1.31 - 1.46	1.75 - 2.00	+35%
FY2014 Daily (Boepd)	3,600 - 4,000	4,750 - 5,350	+33%

Equity Private Placement

•                  On August 6, 2013, Triangle entered into a definitive stock purchase agreement with TIAA, a leading global asset management firm, for the purchase of 11.35 million shares of Triangle common stock for total proceeds of $81.7 million, representing a per share price of $7.20 before fees and expenses associated with the offering

•                  Proceeds will be used to fund the Aggregate Acquisitions and to fund capital expenditures related to Triangle’s drilling program

•                  Financing is expected to close in August 2013

•                  Simmons & Company International advised Triangle on the private placement

Amendment to TUSA’s Senior Credit Facility and Borrowing Base Redetermination

•                  On July 31, 2013, TUSA entered into a first amendment to its Amended and Restated Credit Agreement to increase its borrowing base and hedging capacity, and make the necessary amendments which will enable TUSA to enter into a second-lien credit facility

•                  The amendment ties hedging capacity to total proved reserves, instead of proved developed producing reserves, which substantially increases monthly hedging capacity

•                  As of July 31, 2013, our zero-cost collar hedge position was as follows:

		Weighted-Average
Hedge Position	Volumes (Bopd)	Floor Price ($)	Ceiling Price ($)
Calendar Year 2013	3,350	$88.51	$104.11
Calendar Year 2014	2,723	$83.38	$99.99
Calendar Year 2015	500	$80.00	$94.50

•                  Concurrent with the amendment, lenders under Triangle’s reserve-based lending facility completed their regular quarterly redetermination (excluding the Aggregate Acquisitions), resulting in a $55 million increase in the borrowing base from $110 million to $165 million

•                  There was no escalation to the pricing grid

New Second-Lien Credit Facility

•                  TUSA received a non-binding commitment letter and term sheet from WFEC for a senior secured second-lien term loan facility of $60 million

•                  All borrowings expected to mature on October 11, 2018

•                  Bears interest according to TUSA’s option at: LIBOR subject to a floor plus 700 bps, or a base rate subject to a floor plus 600 bps

•                  No prepayment penalty for the first twelve months

•                  Financing is expected to close during Q3 fiscal year 2014 (ending October 31, 2013)

About Triangle

Triangle (NYSE MKT: TPLM) is a vertically integrated, growth oriented energy company with a strategic focus on developing the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. Triangle has acquired approximately 95,000 net acres in the Williston Basin. For more information, visit Triangle’s website at www.trianglepetroleum.com.

Forward-Looking Statements Disclosure

Certain statements in this press release regarding strategic plans, expectations and objectives for future operations or results are “forward-looking statements” as defined by the Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in the Company’s annual report on Form 10-K and the Company’s other filings with the Securities and Exchange Commission.  Factors that could cause differences include, but are not limited to, history of losses; speculative nature of oil and natural gas exploration, particularly in the Bakken Shale and Three Forks formations on which the Company is focused; changes in estimates of proved reserves; substantial capital requirements and inability to access additional capital; reductions in the borrowing base under the Company’s credit facility; reallocations or reductions in the fiscal 2014 capital budget; inability to meet the drilling schedule; changes in tax regulations applicable to the oil and natural gas industry; results of acquisitions; relationships with partners and service providers; inability to acquire additional leasehold interests or other oil and natural gas properties; defects in title to the Company’s oil and natural gas interests; inability to manage growth in the Company’s businesses, including the business of RockPile Energy Services and Caliber Midstream; inability to control properties that the Company does not operate; lack of diversification; competition in the oil and natural gas industry; global financial conditions; oil and natural gas realized prices; future production and development costs; inability to market and distribute oil and natural gas produced; delays or complications in Caliber Midstream’s construction operations; seasonal weather conditions; government regulation of the oil and natural gas industry, including potential regulations affecting hydraulic fracturing and environmental regulations such as climate change regulations; cybersecurity risks; aboriginal claims; uninsured or underinsured risks; the effect of the Company’s commodity derivative instruments; and material weakness in internal accounting controls.  The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise.  The Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Use of Segment Information

The Company often provides financial metrics for each of Triangle’s three segments of operation. However, the sum of the stand-alone revenues for each of Triangle’s segments of operations differs from Triangle’s consolidated revenues for the corresponding reporting period. Triangle’s consolidated revenue will reflect segment revenues reduced for intracompany sales (i.e. for RockPile services to

Triangle’s E&P segment). See Note 4 - Segment Reporting in Triangle’s consolidated financial statements in its Form 10-K for the fiscal year ended January 31, 2013 and Note 3 - Segment Reporting in Triangle’s consolidated financial statements in its Form 10-Q for the fiscal quarter ended April 30, 2013.

Triangle also believes that stand-alone segment revenue assists investors in measuring RPES’s performance as a stand-alone company without eliminating, on a consolidated basis, certain revenues attributable to completion services for Triangle’s economic interests in new wells operated by Triangle.

Contact

Triangle Petroleum Corporation
Justin Bliffen, Chief Financial Officer
303-260-7125
info@trianglepetroleum.com